EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Rocket Companies Appoints Varun Krishna Chief Executive Officer

•	Highly Accomplished Fintech Executive with Proven Track Record of Delivering Superior Performance and Innovation

•	Bob Walters, Rocket Companies Executive and Rocket Mortgage CEO to Retire Effective September 5

•	Krishna to Succeed Walters as Rocket Mortgage CEO in dual role; Bill Emerson to Become President and Chief Operating Officer of Rocket Companies

DETROIT, July 31, 2023 -- Rocket Companies (NYSE: RKT), a Detroit-based fintech platform company consisting of tech-driven mortgage, real estate and financial services businesses, including Rocket Mortgage, Rocket Homes, Rocket Loans and Rocket Money, today announced that its Board of Directors has appointed accomplished fintech executive Varun Krishna as the company’s Chief Executive Officer, effective September 5, 2023.

Krishna will succeed Bill Emerson, who has served as interim Chief Executive Officer since June. Emerson will continue in his interim role until Krishna joins the Company, and will remain on the Rocket Companies Board while also working with Krishna to ensure a smooth transition of leadership.

Krishna has more than 20 years of experience building consumer platform strategies for leading global fintech companies. Most recently, Krishna served as Executive Vice President and General Manager, Consumer Group of Intuit, Inc., where he oversaw the organization’s end-to-end suite of consumer and tax products and services, including TurboTax and TurboTax Live. During his tenure, TurboTax Live became the fastest growing product in Intuit’s history. Prior to Intuit, Krishna served as Senior Director of Product at PayPal, where he managed the company’s global consumer product team.

“Varun is a visionary leader with a proven track record of helping consumers achieve financial freedom. Throughout his career, he has delivered innovative, technology-driven client experiences for complex personal transactions in large, fragmented markets,” said Dan Gilbert, Founder and Chairman of Rocket Companies. “Varun’s experience aligns perfectly with Rocket’s vision, making him the ideal person to drive growth, strong performance and operational excellence at Rocket. On behalf of the entire Board and our team members, I welcome Varun as Rocket’s new CEO.”

“We also thank Bill for his support in stepping up to serve as our interim Chief Executive,” added Gilbert. “Having served as CEO of Rocket Mortgage, our flagship business, for 15 years, he is the right person to work alongside Varun going forward to ensure a seamless transition.”

“I am honored to join the Rocket Companies team,” said Krishna. “Rocket has a rock-solid foundation and tremendous potential, with its comprehensive ecosystem and industry-renowned technology, strong brand and award-winning client service. I look forward to working with Bill, the Board and Rocket’s exceptionally talented team members to drive the company’s future success and create long-term value for our stakeholders.”

The company also announced that Bob Walters has informed the Board of Directors of his intention to retire on September 5, when he will step down from his roles as CEO of Rocket Mortgage and as President and Chief Operating Officer of Rocket Companies. Krishna will succeed Walters at that time as Rocket Mortgage CEO and Emerson will assume the roles of President and Chief Operating Officer for Rocket Companies.

“Since joining Rocket Mortgage more than 26 years ago, Bob has built an exceptional team and strengthened our foundation to enable the company to grow in any market,” said Gilbert. “His legacy as a leader and an expert in Capital Markets will leave a lasting impact on Rocket Mortgage and I thank him for the years of dedication to our business.”

“For the last 27 years, I have been honored to work alongside many special and talented people who are also some of the very best anyone could ever hope to spend a career with,” Walters said. “I’m excited about the next chapter, but I will deeply miss the camaraderie, passion and excellence of everyone who has built Rocket into the great company that it is. I am proud to be able to leave with the business in great hands, knowing, as Dan Gilbert often reminds us, ‘Our best days are most certainly ahead.’”

“Dan’s impact on numerous industries, the cities of Detroit and Cleveland and so much more has been, and continues to be, profound. I couldn’t have known so many years ago when I started that I’d have a front row seat to history. Working closely with Dan and learning from him has been the privilege of a lifetime,” Walters added.

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About Varun Krishna

Krishna has served as Executive Vice President & General Manager of Intuit’s Consumer Group since his appointment in May of 2022. Prior to this role, he served in a variety of leadership roles within the TurboTax and Mint businesses, most notably as its Senior Vice President and GM from 2020-2022. Before Intuit, he served as Senior Director of Product at PayPal, where he managed the global consumer product organization. Prior to these roles, Krishna held a myriad of product leadership roles at Groupon and Betterworks and spent nine years at Microsoft, where he was named to several positions of increasing responsibility.

Krishna holds a Bachelor’s degree in Computer Engineering from the University of Waterloo in Canada.

About Rocket Companies

Founded in 1985, Rocket Companies is a Detroit-based fintech platform company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Amrock, Rocket Money, Rocket Loans, Rocket Mortgage Canada, Lendesk, Core Digital Media, Rocket Central and Rocket Connections.

Rocket Companies' mission is to be the best at creating certainty in life's most complex moments so its clients can pursue their financial dreams. The Company helps clients achieve the goal of home ownership and financial freedom through industry-leading client experiences powered by its simple, fast and trusted digital solutions. J.D. Power has ranked Rocket Mortgage, part of Rocket Companies, #1 in client satisfaction for both primary mortgage origination and servicing 21 times – the most of any mortgage lender.

For more information, please visit the Company's Corporate Website or Investor Relations Website.

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